UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2026

XYLEM INC.

(Exact name of registrant as specified in its charter)

Indiana	001-35229	45-2080495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Water Street SE
Washington DC	20003
(Address of principal executive offices)	(Zip Code)

(202) 869-9150

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange of which registered
Common Stock, par value $0.01 per share	XYL	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 29, 2026, Xylem Inc. (the “Company”) completed a public offering (the “Offering”) of $500,000,000 aggregate principal amount of 5.200% Senior Notes due 2033 (the “2033 Notes”) and $500,000,000 aggregate principal amount of 5.450% Senior Blue Notes due 2036 (the “2036 Blue Notes” and, together with the 2033 Notes, the “Notes”). The Notes are governed by a senior indenture, dated March 11, 2016 (the “Base Indenture”), as supplemented by the first supplemental indenture, dated March 11, 2016 (the “First Supplemental Indenture”), and as further supplemented by the fifth supplemental indenture, dated May 29, 2026 (the “Fifth Supplemental Indenture”), each between Deutsche Bank Trust Company Americas, as trustee, and the Company (as so supplemented, the “Indenture”).

The Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s other unsecured and unsubordinated obligations from time to time outstanding. The 2033 Notes will bear interest at the rate of 5.200% per year and will mature on June 1, 2033. The 2036 Blue Notes will bear interest at the rate of 5.450% per year and will mature on June 1, 2036. Interest on the Notes will be payable semiannually on June 1 and December 1 of each year beginning on December 1, 2026.

The Company may redeem the Notes at any time, at its option, subject to certain conditions, at specified redemption prices, plus accrued and unpaid interest to the redemption date. The Indenture contains customary agreements and covenants by the Company. These covenants limit the ability of the Company and its restricted subsidiaries (i) to incur debt secured by liens on certain property above a threshold, (ii) to engage in certain sale and leaseback transactions involving certain property above a threshold, and (iii) to consolidate or merge, or convey or transfer all or substantially all of their assets. If the Company experiences certain changes of control accompanied or followed by rating downgrades during a specified period, the Company will be required to make an offer to repurchase the Notes at a purchase price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to, but not including, the repurchase date.

The Company intends to use the net proceeds from the sale of the 2033 Notes to repay or redeem our $500 million aggregate principal amount of 3.250% Senior Notes maturing on November 1, 2026 at or prior to maturity and for general corporate purposes. The Company intends to allocate an amount equal to the net proceeds from the sale of the 2036 Blue Notes to a portfolio of eligible blue projects. Pending allocation for such purposes, the Company intends to hold and/or invest the balance of net proceeds in its treasury liquidity portfolio, or in cash or other short-term and liquid instruments.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Base Indenture and the First Supplemental Indenture, which were filed as Exhibits 4.1 and 4.2, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2016, and to the full text of the Fifth Supplemental Indenture, which is filed as Exhibit 4.1 hereto. Each of the foregoing documents is incorporated by reference herein.

The Notes were offered and sold pursuant to a registration statement on Form S-3 (File No. 333-273653), including a base prospectus (the “Registration Statement”) dated August 3, 2023, as supplemented by a preliminary prospectus supplement dated May 19, 2026, and a final prospectus supplement dated May 19, 2026.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this report is also responsive to Item 2.03 of this report and is incorporated herein by reference.

Item 8.01 Other Events.

The Notes were issued pursuant to an underwriting agreement, dated May 19, 2026 (the “Underwriting Agreement”), among the Company and BNP Paribas Securities Corp., Citigroup Global Markets Inc., ING Financial Markets LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein. The full text of the Underwriting Agreement is filed as Exhibit 1.1 hereto and incorporated by reference herein.

In connection with the Offering, the Company is filing as Exhibits 5.1 and 5.2 hereto opinions of counsel addressing the validity and enforceability of the Notes. Such opinions are incorporated by reference into the Registration Statement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 19, 2026, among Xylem Inc. and BNP Paribas Securities Corp., Citigroup Global Markets Inc., ING Financial Markets LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC.

4.1	Fifth Supplemental Indenture, dated May 29, 2026, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (including the form of 5.200% Senior Notes due 2033 and the form of 5.450% Senior Blue Notes due 2036).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

5.2	Opinion of Barnes & Thornburg LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.2).

104.0	The cover page from Xylem Inc.’s Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XYLEM INC.

Date: May 29, 2026	By:	/s/ William K. Grogan
		Name:	William K. Grogan
		Title:	Executive Vice President & Chief Financial Officer (Authorized Officer of Registrant)